Exhibit (a)(2)(lxiii)

[Letterhead of Citigroup Global Markets Limited]

26 March 2007

The Board of Directors

Endesa, S.A.

C/ Ribera del Loira, 60
28042 Madrid
Spain

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Offer Consideration (as defined below) proposed to be paid to the holders of the ordinary shares, nominal value €1.20 each (the “Endesa Ordinary Shares”), of Endesa, S.A. (“Endesa” or the “Company”) and to the holders of the American Depositary Shares, evidenced by American Depositary Receipts, each of which represents one Endesa Ordinary Share (the “Endesa ADSs” and collectively with the Endesa Ordinary Shares, the “Endesa Securities”) pursuant to the terms and subject to the conditions of the public takeover bid made by E.ON Zwölfte Verwaltungs GmbH, a wholly owned subsidiary of E.ON A.G. (“EON”), for all of the outstanding Endesa Securities as set forth in the amended Folleto filed by EON with the Spanish Comisión Nacional del Mercado de Valores (“CNMV”) on November 16, 2006 (the “Offer”). The consideration proposed to be paid to the holders of Endesa Securities pursuant to the Offer consists of €40.00 per Endesa Security in cash (the “Offer Consideration”).

In arriving at our opinion, we reviewed the terms and conditions of the Offer and held discussions with certain senior officers, directors and other representatives and advisors of Endesa concerning the business, operations and prospects of Endesa. We examined certain publicly available business and financial information relating to Endesa as well as certain financial forecasts and other information and data relating to Endesa that were provided to or discussed with us by the management of Endesa.  We reviewed the financial terms of the Offer in relation to, among other things: current and historical market prices and trading volumes of Endesa Securities; the historical and projected earnings and other operating data of Endesa; and the capitalization and financial condition of Endesa. We considered, to the extent publicly available, the financial terms of certain other transactions that we considered relevant in evaluating the Offer and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Endesa. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or discussed with us by Endesa and that no relevant information in relation to the Company has been omitted or remains undisclosed to us.  With respect to financial forecasts and other information and data relating to Endesa provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Endesa that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Endesa as to the future financial performance of Endesa.  We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Endesa nor have we made any physical inspection of the properties or assets of Endesa. Our opinion does not address the relative merits of the Offer as compared to any alternative business strategies that might exist for Endesa or the effect of any other transaction in which Endesa might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing as of the date hereof.

Citigroup Global Markets Limited has acted as financial advisor to Endesa in connection with its consideration of the Offer pursuant to our engagement by the Company.  We expect to receive fees for our services in connection with our engagement, a portion of which is dependent on the outcome of the Offer and certain other contingencies, and Endesa has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates in the past have provided, and currently provide, services to Endesa and EON unrelated to the Offer, for which services we and such affiliates have received and expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Endesa and EON for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Endesa, EON and their respective affiliates. Subject to appropriate procedures, we have provided and may continue to provide financing and financial structuring services to EON in connection with the Offer for which we have received and will receive compensation.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Endesa in its evaluation of the Offer, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether such stockholder should accept or reject the Offer or as to how such stockholder should vote or act on any matters relating to the Offer.

Our opinion may not be published or otherwise used or referred to, nor should any public reference to Citigroup Global Markets Limited be made, without our prior written consent; provided, however, that a full, complete and exact duplication of this letter may be included in any Solicitation/ Recommendation Statement on Schedule 14D-9 required to be filed by Endesa with the U.S. Securities and Exchange Commission and in any Article 20 Recommendation Statement required to be filed with the CNMV; and, provided further, that references to this opinion may also be included in any document sent to Endesa’s shareholders in connection with the Offer, provided that, if any such reference is not a full, complete and exact duplication of this opinion, then our prior approval of any such reference shall be required, such approval not to be unreasonably denied or withheld.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Offer Consideration is fair, from a financial point of view, to the holders of Endesa Securities.

Very truly yours,

CITIGROUP GLOBAL MARKETS LIMITED

Signed by: Manuel Falcó